Exhibit 15

March 27, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

U.S.A.

Ladies and Gentlemen:

We have read Item 16F of Form 20-F dated March 27, 2020, of Canon Inc. and are in agreement with the statements contained in the first, fourth and fifth paragraphs on page 96 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan